Exhibit 3.2

RESTATED

CERTIFICATE OF INCORPORATION

OF

DAVITA INC.

Pursuant to Section 245 of the

Delaware General Corporation Law

DaVita Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify:

FIRST:   That the name of the Corporation is DaVita Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) was April 4, 1994, under the name Medical Ambulatory Care Delaware, Inc.  A Certificate of Amendment was filed with the Delaware Secretary of State on July 5, 1994, changing the name of the Corporation to Total Renal Care, Inc.  A Certificate of Amendment was filed with the Delaware Secretary of State on December 21, 1994, changing the name of the Corporation to Total Renal Care Holdings, Inc.  A Certificate of Amendment was filed with the Delaware Secretary of State on October 5, 2000, changing the name of the Corporation to DaVita Inc.  A Certificate of Ownership and Merger was filed with the Delaware Secretary of State on November 1, 2012, changing the name of the Corporation to DaVita HealthCare Partners Inc.  A Certificate of Amendment was filed with the Delaware Secretary of State on August 12, 2016, changing the name of the Corporation to DaVita Inc.

SECOND:  That this Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation (the “Board”) in accordance with Section 245 of the Delaware General Corporation Law and restates, integrates, and supersedes, but does not further amend, except as permitted under Section 242(a)(1) of the Delaware General Corporation Law, the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. The text of the Amended and Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

I. NAME

The name of the corporation is DaVita Inc. (the “Corporation”).

II.  ADDRESS AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

III. BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. STOCK

A.

Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Four Hundred Fifty-Five Million (455,000,000) shares, consisting of Four Hundred Fifty Million (450,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B.	Voting Rights. The holders of Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation.
C.

Preferred Stock. The Board is authorized to determine the number of series into which shares of Preferred Stock may be divided, and the Board is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares constituting any series prior to the issue of shares of that series, and to increase or decrease, within the limits stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

D.

Vesting of Voting Rights. Except as required by law, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to vote as described above.

E.

Dividends. When and if dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends; provided that if dividends or distributions are declared that are payable in shares of, or in subscription or other rights to acquire shares of, Common Stock, such dividends or distributions to holders of Common Stock shall be payable in shares of, or in subscription or other rights to acquire shares of, Common Stock.

F.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a pro rata distribution of any remaining assets after payment or provision for liabilities.

G.

Written Consent. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

V. BYLAWS

The Board is authorized to make, alter or repeal the Bylaws of the Corporation. Election of Directors need not be by written ballot.

VI. INCORPORATOR

[Omitted Pursuant to Delaware General Corporation Law Section 245(c)]

VII. Indemnification

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived any improper personal benefit.”

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:	November 1, 2016	DaVita Inc.
/s/ Kathleen A. Waters
		By:	Kathleen A. Waters
		Title:	Chief Legal Officer